UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 3, 2023

NETSTREIT Corp.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-39443	84-3356606
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2021 McKinney Avenue Suite 1150 Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)
972-200-7100
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	NTST	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 3, 2023, NETSTREIT, L.P. (the “Borrower”) and NETSTREIT Corp. (the “Company”) entered into that certain Term Loan Agreement (the “Term Loan Agreement”) by and among the Borrower, the Company, the several financial institutions party thereto and Truist Bank, National Association, as Administrative Agent. The Term Loan Agreement provides for a $250.0 million sustainability linked senior unsecured term loan (the “Term Loan”) which may, subject to the terms of the Term Loan Agreement, be increased in an amount of up to $400.0 million at the Borrower’s request. The Term Loan contains a 12-month delayed draw feature and $150.0 was drawn on the Term Loan at closing. The Term Loan is prepayable at the Company’s option in whole or in part without premium or penalty and matures on July 3, 2026; provided, the Borrower has the option, subject to certain conditions, to extend the maturity date, on two occasions, by one year and, on one occasion, by six months. The proceeds of the Term Loan may be used by the Company for general corporate purposes. Terms used in this Current Report on Form 8-K and not defined herein have the meanings ascribed to them in the Term Loan Agreement filed herewith as Exhibit 10.1.

The interest rate applicable to the Term Loan is determined by the Company’s Investment Grade Rating. Prior to the date the Company obtains an Investment Grade Rating, interest shall accrue at either (i) SOFR, plus a margin ranging from 1.15% to 1.60% or (ii) Base Rate, plus a margin ranging from 0.15% to 0.60%, in each case based on the Company’s consolidated total leverage ratio. After the date the Company obtains an Investment Grade Rating, interest shall accrue at either (i) SOFR, plus a margin ranging from 0.80% to 1.60% or (ii) Base Rate, plus a margin ranging from 0.00% to 0.60%, in each case based on the Company’s Investment Grade Rating. The Company has hedged the entire $250.0 million of the Term Loan at an all-in fixed interest rate of 4.99%, through January 2029, which consists of the fixed rate SOFR swap of 3.74%, plus a credit spread adjustment of 0.10% and, at current leverage levels, a borrowing spread of 1.15%. Interest is payable monthly or at the end of the applicable interest period in arrears on any outstanding borrowings.

The Term Loan also contains sustainability-linked pricing component pursuant to which the Company will receive interest rate reductions up to 0.025% based on its performance against a sustainability performance target focused on the portion of the Company’s annualized based rent attributable to tenants with commitments or quantifiable targets for reduced GHG emission is accordance with the standards of the Science Based Targets Initiative.

The Term Loan Agreement contains customary representations and warranties, which include customary materiality, material adverse effect and knowledge qualifiers. The Term Loan Agreement contains customary affirmative and negative covenants including, among other requirements, negative covenants that restrict the Company’s and its subsidiaries’ ability to create liens, and that restrict its subsidiaries’ ability to incur certain indebtedness. Further, the Term Loan Agreement contains a number of financial covenants including, among others, the maintenance of a maximum leverage ratio, a fixed charge coverage ratio, a secured leverage ratio and a minimum tangible net worth.

The Term Loan Agreement contains events of default that include, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, bankruptcy and insolvency events with respect to the Company and certain of its subsidiaries, material judgments, and events constituting a change of control. Upon the occurrence and during the continuance of an event of default, the lenders may accelerate the obligations under the Term Loan Agreement; however, acceleration will be automatic in the case of bankruptcy and insolvency events of default involving the Company.

Pursuant to the Term Loan Agreement, the Company and certain of material subsidiaries of the Borrower entered into a guarantee agreement providing for the guarantee of the obligations under the Term Loan Agreement.

The foregoing description of the Term Loan Agreement is not complete and is qualified in its entirety by reference to the Term Loan Agreement filed herewith as Exhibit 10.1 to this Current Report on Form 8-K, and such exhibit is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit	Description
10.1	Term Loan Agreement, dated as of July 3, 2023, between the Company, the Borrower, and the lenders and agents party thereto.
104	Cover page interactive data file (embedded within the inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETSTREIT Corp.

July 7, 2023	/s/ DANIEL DONLAN
Date	Daniel Donlan
Chief Financial Officer and Treasurer
(Principal Financial Officer)